Exhibit 10.1

April 22, 2022

Mr. Christopher S. Weigl

16235 Frederick Road

Woodbine, MD 21797

Dear Mr. Weigl:

We are pleased to outline the terms of your employment with Select Medical Corporation and its subsidiaries or affiliates (collectively, the "Company") as follows:

1.	Title:	Senior Vice President, Corporate Accounting Services

2.	Employment Classification:	Full-time

3.	Reports to:	Mike Malatesta
Senior Vice President, Finance

4.	Commencement:	To Be Determined

5.	Base Salary:	$440,000.04/Year (Gross)
$36,666.67/Month (Gross) to be paid on a bi-weekly basis

6.	Sign-On Bonus:	$80,000.00 (Gross) to be paid on the first check date. An employee must be actively employed at the time bonuses are paid to be eligible to receive the bonus.

7.	Annual Bonus Opportunity:	You will be eligible for an annual discretionary bonus of up to 60%, the payment of which and amount (if paid) will be determined solely at the discretion of the Company's Board of Directors and your Supervisors. Your bonus for CY 2022 (if paid) will be pro-rated accordingly based on your partial service in that period. An employee must be actively employed at the time bonuses are paid to be eligible to receive the bonus.

4714 Gettysburg Road • P.O. Box 2034 • Mechanicsburg, PA 17055 • 717.972.1100

selectmedical.com

Mr. Christopher S. Weigl

April 22, 2022

8.	Equity Compensation:	Awards of restricted common stock of SMHC, are made at the discretion of the Committee. Subject to the approval of the Committee at its meeting to be held in the fourth quarter of 2022, you will be granted 12,500 shares of SMHC's restricted common stock on or about such date. The grant will be subject to four-year cliff vesting.

All grants are subject to (1) the grantee's execution of a Restricted Stock Award Agreement, (2) all terms and conditions set forth in SMHC's 2020 Equity Incentive Plan, including adjustments for future stock splits, and (3) income taxation and withholdings at the time of vesting.

9.	Relocation Bonus:	The Company will pay a one-time relocation bonus to assist you in covering reasonable costs of moving household goods to Pennsylvania. The bonus amount will be determined based on a pre-move estimate conducted by Aires Move Management (Aires), the Company's preferred vendor. Aires' services must be used in order to receive the bonus. Under Internal Revenue Service (IRS) regulations, certain reimbursements associated with the move are taxable to the employee, subject to tax withholding and reportable on Form W-2 (please refer to IRS Publication 521, Moving Expenses, for more details).

10.	Health/Vision/Pharmacy Benefits, Dental Benefits, PTO, Disability, Life Insurance and 401(k)	As described on Select Benefits website

As per our corporate HR Policies, employment at the Company is at will. Neither the employee nor the Company is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

As per our corporate HR Policies, the Company may verify all statements made by you or contained in your resume. You understand that such verification may incorporate an examination of educational credentials, criminal convictions and driving records as required by the responsibilities of your position.

As a condition of your employment, you agree to have your wages deposited directly into your bank account. This condition of employment is permitted under the laws of the State of Pennsylvania and if you are unable to fulfill this requirement, this offer of employment may be rescinded without cause or liability.

Mr. Christopher S. Weigl

April 22, 2022

If the foregoing terms are acceptable, please execute below and return one copy to me as soon as possible.

Sincerely,

By:	/s/ Rebecca Ressler
Select Medical Corporation

By signing below, I also represent to the Company that I have disclosed information regarding the following:

(i)	any criminal complaint, indictment or criminal proceeding (involving other than a misdemeanor offense) in which i am named as a defendant;

(ii)	any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation against me of filing false health care claims, violating anti-kickback laws, or engaging in other billing improprieties; and

(iii)	any (past or present) threatened, proposed, or actual exclusion from any federally funded health care program, including Medicare and Medicaid.

Employee acknowledges that he or she will be subject to the Company's Code of Conduct and agrees to comply with its terms and to execute certifications of compliance relating thereto from time to time.

/s/ Christopher S. Weigl
Christopher S. Weigl

Weigl, Christopher SVP Corporate offer letter 042122

Cc: Corporate Human Resources/Payroll - Mechanicsburg, PA